Exhibit 99.2

CITYSYNC LIMITED
CONSOLIDATED BALANCE SHEET (unaudited)
(in thousands, except share data)

April 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$119
Accounts receivable, net	1,638
Inventories	746
Income taxes refundable and other	233
Total current assets	2,736

Property and equipment, net	268

Software development costs, net	258
TOTAL ASSETS	$3,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$827
Bank line of credit and shareholder loans	1,456
Accrued compensation	65
Accrued interest and other	634
Total current liabilities	2,982

Shareholders’ equity:
Common stock	24
Retained earnings	256
Total shareholders’ equity	280
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,262

See accompanying notes to the consolidated financial statements.

CITYSYNC LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except share data)

	Three months ended April 30,

	2010	2009

Revenue	$1,448	$889

Cost of revenue	523	472
Gross profit	925	417

Selling, general and administrative expense	955	834
Loss from operations	(30)	(417)

Interest expense	(38)	(24)
Loss before income taxes	(68)	(441)

Income taxes	—	—
Net loss	$(68)	$(441)

See accompanying notes to the consolidated financial statements.

CITYSYNC LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (unaudited)
(in thousands)

	Three months ended April 30,
	2010	2009
Operating activities:
Net loss	$(68)	$(441)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	55	30
Changes in operating assets and liabilities	137	142
Net cash provided by (used in) operating activities	124	(269)

Investing activities:
Purchases of property and equipment	(79)	(39)
Software development costs capitalized	—	(30)
Net cash used in investing activities	(79)	(69)

Financing activities:
Proceeds from line of credit	72	279
Increase (decrease) in cash	117	(59)

Cash and cash equivalents at beginning of period	2	70
Cash and cash equivalents at end of period	$119	$11

See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements (interim, unaudited)

April 30, 2010

Note A: Basis of Presentation

The accompanying unaudited consolidated financial statements of CitySync Limited (the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. It is the opinion of management that the unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals considered necessary for a fair presentation. Operating results for the three-month period ended April 30, 2010 are not necessarily indicative of the results that may be expected for the full fiscal year.

Note B: Foreign Currency

All assets and liabilities of CitySync Limited are translated from British pounds to United States dollars at period-end rates of exchange, while the statement of operations is translated at the average exchange rates during the period.

Note C: Credit Facility

At April 30, 2010, we were out of compliance with the minimum tangible net worth provision of our bank line of credit.

Note D: Income Taxes

We did not recognize an income tax benefit in the three months ended April 30, 2010, as we are in a net loss position and it cannot be assured that we will be able to realize such losses in future periods.

Note E: Legal Settlement

In 2009, we were named in a lawsuit for patent infringement. In May 2010, the lawsuit was settled and we were given a perpetual, royalty-free license to use the patent. We had accrued the expense of this lawsuit, including settlement and legal costs, as of January 31, 2010.

Note F: Subsequent Event

In June 2010, we became a wholly-owned subsidiary of Image Sensing Systems Europe Ltd. (ISS/Europe) upon the purchase of all of our outstanding ordinary shares by ISS/Europe. ISS/Europe is a subsidiary of Image Sensing Systems, Inc.